Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statements (Form S-3 Nos. 333-238113, 333-228311, 333-232924, 333-234685, 333-237677, and 333-248080) of Comstock Resources, Inc. and in the related prospectuses,
(2)Registration Statement (Form S-8 No. 033-88962) pertaining to the Comstock Resources, Inc. 401(k) Profit Sharing Plan, and
(3)Registration Statement (Form S-8 No. 333-231934) pertaining to the Comstock Resources, Inc. 2019 Long-Term Incentive Plan;

of our reports dated February 17, 2021, with respect to the consolidated financial statements of Comstock Resources, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Comstock Resources, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ ERNST & YOUNG LLP
Dallas, Texas
February 17, 2021